                                                                    Exhibit 12.1

               Calculation of Ratios of Earnings to Fixed Charges
                          (Dollar amounts in thousands)

                                   (unaudited)

                                            Nine Months Ended
                                                 March 31,                       Year Ended June 30,
                                                 ---------                       -------------------
                                            1997           1996         1996          1995          1994         1993        1992
                                            ----           ----         ----          ----          ----         ----        ----
Income before income taxes,
  extraordinary item, and change
  in accounting principle                 159,077        91,697       146,130          (270)      33,745       39,584      12,585(a)
add:
  Interest expense                          8,628        13,915        19,216        20,434       22,318       26,991      28,423
  Portion of rents representative
    of interest factor (b)                  7,039         8,931        11,550        11,550       12,870       12,870      12,210
  Equity in net losses of Ericsson
    Raynet joint venture                     --          29,818        29,818        85,946
less:
  Capitalized interest                       (309)         (143)         (660)         (724)      (1,172)        (362)     (1,794)
                                         ----------------------      ------------------------------------------------------------

Income as adjusted                        174,435       144,218       206,054       116,936       67,761       79,083      51,424
                                         ======================      ============================================================


Fixed Charges:

  Interest expense                          8,628        13,915        19,216        20,434       22,318       26,991      28,423
  Portion of rents representative
    of interest factor (b)                  7,039         8,931        11,550        11,550       12,870       12,870      12,210
  Debt prepayment penalty (c)                --            --            --           7,814         --           --          --
                                         ----------------------      ------------------------------------------------------------
Fixed Charges                              15,667        22,846        30,766        39,798       35,188       39,861      40,633
                                         ======================      ============================================================

Ratio of earnings to fixed charges          11.13          6.31          6.70          2.94         1.93         1.98        1.27
                                         ======================      ============================================================


(a) Reflects restatement of litigation settlement from extraordinary item to "Other Expense, net".

(b) Calculated as approximately one-third of rental expense, representing a reasonable approximation of such rentals attributable to interest.

(c) Represents effective interest charged on the early retirement of debt. Recorded as an extraordinary loss on the income statement.